Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

April 18, 2022

Veris Residential, Inc.

Harborside 3

210 Hudson Street, Suite 400

Jersey City, New Jersey 07311

Ladies and Gentlemen:

We are acting as counsel to Veris Residential, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”), registering (a) 250,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for issuance and delivery upon the exercise of Common Stock options granted to Jeffrey Turkanis as an inducement award, in accordance with Section 303A.08 of the NYSE Listing Rules, and (b) shares of Common Stock with an aggregate market value of $975,000 (the “Unit Shares”, and together with the Option Shares, the “Registered Shares”) for issuance and delivery upon the settlement of restricted stock units granted to Mr. Turkanis, Amanda Lombard and Taryn Fielder as inducements awards, in accordance with Section 303A.08 of the NYSE Listing Rules (collectively, the “Inducement Awards”).

In our capacity as your counsel in connection with the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Inducement Awards, the Registered Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including examination of originals or copies of originals, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact material to the opinions set forth herein and with respect to such factual matters we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal competence of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Except as otherwise set forth herein, the opinions set forth below are limited to the laws of the States of Maryland, New York and the laws of the United States of America, and we express no opinion with respect to state securities laws or regulations.

Based upon and subject to the foregoing, it is our opinion that: (i) the Registered Shares have been duly authorized; and (ii) upon issuance of the Registered Shares against consideration therefore pursuant to the terms and conditions set forth in the applicable Inducement Awards, the Registered Shares will be legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Maryland.

We consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto. This opinion letter is given to you for use in connection with the issuance of the Registered Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registered Shares or the Registration Statement.

Very truly yours,

/s/ Seyfarth Shaw LLP

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